Exhibit 107
Calculation of Filing Fee Tables
Form S-3
(Form Type)
Marathon Oil Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation or Carry Forward Rule	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid
	Equity	Common Stock, par value $1.00 per share	Rule 456(b) and Rule 457(r)
	Equity	Preferred stock, no par value	Rule 456(b) and Rule 457(r)
	Debt	Senior Debt Securities	Rule 456(b) and Rule 457(r)
	Debt	Subordinated Debt Securities	Rule 456(b) and Rule 457(r)
	Other	Warrants	Rule 456(b) and Rule 457(r)
	Other	Stock Purchase Contracts	Rule 456(b) and Rule 457(r)
	Other	Stock Purchase Units	Rule 456(b) and Rule 457(r)
		Total Offering Amounts		(1)	(1)	(1)	(1)	(2)
		Total Fees Previously Paid						—

Total Fee Offsets	—
Net Fee Due	—

(1)    An indeterminate aggregate amount or number of securities of each class is being registered hereunder, as may from time to time be offered, at indeterminate prices. Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder. The indeterminate aggregate amount or number also includes such securities as may, from time to time, be issued upon conversion or exchange of securities registered hereunder, to the extent any such securities are, by their terms, convertible into or exchangeable for other securities.
(2)    In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is deferring payment of all of the registration fee.
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